150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Texmunication Holdings, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

SERIES D PREFERRED STOCK
I, Wais Asefi, hereby certify that I am the CEO and President of Textmunication Holdings, Inc. (the "Company"), a corporation organized and existing under the Nevada Revised Statutes (the "NRS"), and further do hereby certify:
That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the "Board") and by the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), the Board on May 15, 2019 adopted the following resolutions creating a series of 40,000 shares of Preferred Stock designated as "Series D Convertible Preferred Stock", none of which shares have been issued:
RESOLVED, that the Board designates the Series D Convertible Preferred Stock
SEE ATTACHED

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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